Exhibit 10.29

SPLIT-DOLLAR AND DEFERRED COMPENSATION

REPLACEMENT BENEFIT AGREEMENT

THIS SPLIT-DOLLAR AND DEFERRED COMPENSATION REPLACEMENT BENEFIT AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of December, 2003, and shall be effective as of December 27, 2003 (the “Effective Date”), by and between COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Corporation”), and «First_MI» «Last_Name» (the “Executive” and together with the Corporation, the “Parties”).

Statement of Purpose

The Corporation and Executive are parties to one or more Split-Dollar Life Insurance Agreements (each a “Split-Dollar Agreement”), relating to the insurance policy(ies) listed on Schedule A attached hereto insuring the life of Executive (each a “Policy”), one or more Assignments of Life Insurance Policy as Collateral by Executive in favor of the Corporation (each a “Collateral Assignment”), and a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), each of which is more particularly described on Schedule A attached hereto. Pursuant to a Split Dollar and Deferred Compensation Termination Agreement entered into between the Parties dated December 5, 2003, each Split-Dollar Agreement, each Collateral Assignment, and the Deferred Compensation Agreement are being terminated and Executive has agreed to assign each Policy to the Corporation.

NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and of the mutual promises set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1. Replacement Benefit.

(a) Initial Replacement Benefit. As of the Effective Date, Executive’s replacement benefit is the amount indicated on Schedule B.

(b) Amount of Replacement Benefit Upon Termination of Employment. Upon the termination of Executive’s employment with the Corporation (as defined in Paragraph 1(e)), regardless of the date, cause or manner of such termination, the Corporation shall pay to Executive (or, in the event such termination is the result of Executive’s death, his beneficiary designated pursuant to Paragraph 2) a replacement benefit equal to the amount indicated on Schedule B as of the end of the Corporation’s fiscal year immediately preceding such termination, increased on an interpolated basis through the last day of the calendar month immediately preceding such termination.

(c) Method of Payment of Replacement Benefit. Executive may elect from time to time to have the replacement benefit payable under Paragraph 1(b) paid in accordance with one of the following methods of payment:

(i) single lump sum payment;

(ii) five annual installments; or

(iii) ten annual installments.

A method of payment election under this Paragraph 1(c) may be made at any time and from time to time after the date of this Agreement. Any such election shall be made on such form and pursuant to such procedures as are adopted by the Corporation for such purpose. An election made within 30 days of the date of this Agreement shall become effective immediately. An election made more than 30 days after the date of this Agreement, including any change in an election, shall not become effective until the first anniversary of the date the new election is made. In the event no method of payment election is in effect under this Paragraph 1(c) as of the date of the termination of Executive’s employment with the Corporation, payment of Executive’s replacement benefit shall be paid in a single sum payment.

(d) Timing of Payment; Amount of Installment Payments. Payment of Executive’s replacement benefit payable under Paragraph 1(b) shall commence within 60 days following the termination of Executive’s employment with the Corporation. In the event Executive’s replacement benefit is paid in the form of a single sum payment, the amount of such payment shall be equal to the replacement benefit provided in Paragraph 1(b). The amount of each annual installment payment payable under Paragraph 1(c) shall be the amount necessary to amortize the replacement benefit in equal annual installments over the selected period using an interest rate equal to 8% compounded annually. Following termination of Executive’s employment with the Corporation, the amount of the replacement benefit will not change.

(e) “Termination of Employment with the Corporation” Defined. For purposes of this Paragraph 1, the “termination of Executive’s employment with the Corporation” means the termination of Executive’s employment not only with the Corporation, but also with any other entity (including a subsidiary of the Corporation) while such entity is considered part of the group that includes the Corporation by application of the rules of sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended, as in effect on the date of this Agreement (a “Related Company”). Therefore, Executive shall not have a “termination of Executive’s employment with the Corporation” until such time as Executive is no longer in the employ of the Corporation or any Related Company.

2. Designation of Beneficiary. Executive may designate a beneficiary to receive payments payable hereunder after his death by filing with the Corporation a beneficiary designation on a form approved by the Corporation, bearing the name, address and relationship of the beneficiary and shall be in such other form and shall contain such other information as shall be satisfactory to the Corporation. The beneficiary may be changed by Executive at any time by filing a new beneficiary designation form with the Corporation, said new beneficiary designation form to comply with the provisions of this Paragraph 2. If Executive shall not be survived by the beneficiary designated in accordance with this Paragraph 2 or Executive shall have failed to designate a beneficiary in accordance with this Paragraph 2, then upon Executive’s death, any and all payments provided for herein shall be made to Executive’s surviving spouse or, if none, to his estate. If Executive shall be survived by the beneficiary designated as provided herein, and such beneficiary shall die prior to receiving all amounts payable hereunder to such deceased beneficiary if such beneficiary had lived, then all remaining amounts that would have been paid to such deceased beneficiary if living shall be paid to the estate of such deceased beneficiary. In any case where payments hereunder are to be made to an estate (either the estate of Executive or the estate of a deceased beneficiary), the Corporation, in its sole discretion, may make all remaining payments due said estate in one lump sum payment without discount.

3. No Assignment by Executive. Neither Executive, his beneficiary designated pursuant to Paragraph 2, his heirs, his estate, his executors, his administrators, other personal representatives, nor any other person claiming by, through or under him, shall have any right to commute, encumber, mortgage, hypothecate, pledge, assign, give or dispose of the right to receive any payment or payments hereunder, all of which payments and the right thereto are expressly declared to be non-assignable.

4. No Funding of Replacement Benefit. The Corporation shall be under no obligation whatever to purchase or maintain any contract, policy or other asset to provide the benefits under this Agreement. Further, any contract, policy or other asset which the Corporation may utilize to assure itself of the funds to provide the replacement benefit hereunder shall not serve in any way as security to Executive for the performance of the Corporation’s obligations under this Agreement. The rights accruing to Executive or any beneficiary hereunder shall be solely those of an unsecured creditor of the Corporation.

5. Withholding Taxes. To the extent the Corporation is required to withhold federal, state, local or foreign income or other taxes in connection with any payment made or benefit realized by Executive or other person under this Agreement, and the amount available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Executive or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. The Corporation and Executive or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

6. ERISA Information. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended:

(a) The named fiduciary under this Agreement is the Corporation.

(b) The funding policy under this Agreement is that the replacement benefit shall be paid from the general assets of the Corporation when due.

(c) For claims procedure purposes, the “Claims Manager” shall be the Compensation Committee of the Board of Directors of the Corporation or its delegee.

(i) If for any reason a claim for benefits under this Agreement is denied by the Corporation, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent Agreement provisions on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(A) The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B) The Claims Manager’s explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

(ii) The claimant shall have sixty (60) days following the claimant’s receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant’s representative may submit pertinent documents and written issues and comments.

(iii) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

7. Miscellaneous.

(a) This Agreement may not be amended, altered or modified except by a written instrument signed by the Parties or their respective successors or assigns and may not be otherwise terminated except as provided herein.

(b) This Agreement shall be binding upon the Parties, their heirs, legal representatives, successors and assigns.

(c) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina except to the extent (if any) superceded by the laws of the United States.

(d) Headings in this Agreement are provided for purposes of convenience only and shall not affect the interpretation of the terms hereof.

(e) All notices and other communications hereunder must be in writing and shall be deemed to have been duly given when either personally delivered or placed in the United States mails by Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given as follows:

As to the Corporation:	Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

Attention: Executive Compensation and Benefits Department

As to Executive:	«First_MI» «Last_Name»
«Street»
«City», «ST» «Zip»

Either party may change its address (or the name of the person to whose attention communications hereunder shall be directed) from time to time by serving notice thereof upon the other party as provided herein.

[Signature page follows on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the 5th day of December, 2003 to be effective as of the Effective Date.

“Executive”

«First_MI» «Last_Name»

Address:
«Street»
«City», «ST» «Zip»

“Corporation”

COCA-COLA BOTTLING CO. CONSOLIDATED

By:

Name:

Title:

Schedule A

Insurance Policy(ies)

Insurer	Policy Number	Policy Date

[Intentionally Omitted]

Split-Dollar Agreement(s)

[Intentionally Omitted]

Collateral Assignment Agreement(s)

[Intentionally Omitted]

Deferred Compensation Agreement

[Intentionally Omitted]

Schedule B

Replacement Benefit Amount

[Intentionally Omitted - See Annex A.]

Annex A

Exhibit 10.29

Schedule to Form of Split-Dollar

and Deferred Compensation Replacement

Benefit Agreement

Name	Position	Initial Replacement Benefit
William B. Elmore	President and Chief Operating Officer	$217,774
Robert D. Pettus, Jr	Executive Vice President and Assistant to the Chairman	350,200
David V. Singer	Executive Vice President and Chief Financial Officer	294,492
C. Ray Mayhall, Jr.	Senior Vice President, Sales	138,386
Clifford M. Deal, III	Vice President, Treasurer	12,049
Norman C. George	Senior Vice President, Chief Marketing and Customer Officer	96,502
Ronald J. Hammond	Vice President, Supply Chain	24,683
Kevin A. Henry	Vice President, Human Resources	15,238
Umesh M. Kasbekar	Vice President, Planning and Administration	147,281
Lauren C. Steele	Vice President, Corporate Affairs	78,371
Steven D. Westphal	Vice President, Controller	85,361
Jolanta T. Zwirek	Vice President, Chief Information Officer	26,805